Exhibit 99.1

Execution Version

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

ONCOR ELECTRIC DELIVERY COMPANY LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

August 25, 2017

Sempra Energy Power

Play Merger Sub I, Inc.

c/o Sempra Energy

488 8th Avenue

San Diego, CA 92101

Attention:     General Counsel

Re:	Oncor Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated August 21, 2017 (the “Merger Agreement”), by and among (i) Energy Future Holdings Corp., a Texas corporation (the “Company”), (ii) Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), (iii) Sempra Energy (“Parent”) and (iv) Power Play Merger Sub I, Inc., a Delaware corporation (“Merger Sub” and, together with Parent, “Purchasers”), which agreement has been approved by the board of directors of the Company, the board of managers of EFIH, the board of directors of Parent and the board of directors of Merger Sub and will be submitted for approval by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). In addition, reference is made to the amended Plan of Reorganization (the “Plan of Reorganization”) attached to the Merger Agreement and filed by Purchasers, the Company, EFIH and other Debtors (as defined below) in connection with the Chapter 11 Cases (as defined below), which, among other things, provided for the transactions contemplated by the Merger Agreement. Upon the terms and conditions of the Merger Agreement, among other things, Purchasers plan to acquire, pursuant to certain transactions described therein (the “Purchase”), direct or indirect equity interests in the Company and EFIH that indirectly represent all of the outstanding equity interests in Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and at least 80.03% of the outstanding equity interests in Oncor Electric Delivery Company LLC (“Oncor” and, together with Oncor Holdings and their respective Subsidiaries, the “Oncor Entities”). A full and complete copy of the Merger Agreement (including the Plan of Reorganization, which is attached as an exhibit thereto) has been provided to Oncor Holdings and Oncor.

WHEREAS, the Oncor Entities are “ring-fenced” from the Company and EFIH and their respective Affiliates (as defined below), as a result of which, among other things, (i) the boards of directors of Oncor Holdings and Oncor are comprised of a majority of independent directors and (ii) certain arrangements are in place to maintain the separateness of the business and operations of the Company and EFIH from the business and operations of the Oncor Entities (such limitations collectively, the “Ring-Fence”);

WHEREAS, in furtherance of the Purchase and in light of the Ring-Fence, the Order on Rehearing entered in PUCT Docket No. 34077, the limited liability company agreements (as amended) of Oncor Holdings and Oncor (the “LLC Agreements”), the 2007 Separation Agreement (as defined below) and the

Investor Rights Agreement (as defined below), the Company and EFIH have requested that Oncor Holdings and Oncor enter into this letter agreement (“Letter Agreement”) and have provided their prior written consent and direction before execution of this Letter Agreement, as the sole shareholder of Oncor Holdings (in the case of EFIH) and as the direct or indirect 80.03% equity interest holders of Oncor to Oncor Holdings and Oncor with respect to their entry into and performance of this Letter Agreement;

WHEREAS, this Letter Agreement sets forth certain rights and obligations of the Oncor Entities and Purchasers to cooperate in the manner set forth herein with respect to initial steps to be taken in connection with the Merger (as defined below) (the “Purchase Transaction”);

WHEREAS, except as expressly set forth herein, this Letter Agreement is not intended to give any Purchaser, directly or indirectly, any right to control or to direct the operations or decisions of any Oncor Entity;

WHEREAS, Oncor Holdings and Oncor (i) have not endorsed or approved any transactions or commitments proposed by the Purchasers, (ii) are not parties to or bound by the Merger Agreement and (iii) have not approved and are not required to approve the Merger Agreement;

WHEREAS, Oncor and Purchasers will use reasonable best efforts to cooperate with Purchasers in the preparation of any filings and in appearances made before the PUCT, as appropriate, in support of Purchasers’ proposal to acquire Oncor and Oncor Holdings, and Purchasers, Oncor and Oncor Holdings agree to use reasonable best efforts to make a single filing by the parties seeking prior approval by the PUCT of the Purchase Transaction;

WHEREAS, Oncor Holdings and Oncor have agreed to operate in the ordinary course of business and materially consistent with the 2017-2018 Plan upon signing of this Letter Agreement, and they have preserved the right to take reasonable actions consistent with prudent industry practices to respond to emergency situations and/or to comply and respond to any requirement, or reasonable request, in a Governmental Request or Order (as defined below); and

WHEREAS, in exchange for the agreements of Oncor Holdings and Oncor in this Letter Agreement, Purchasers have agreed to certain commitments set forth herein with respect to the implications of the Purchase Transaction for Oncor Holdings, Oncor and their employees;

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

Section 1. Definitions.

(a) Capitalized terms used in this Letter Agreement but not defined herein have the respective meanings ascribed to them in Exhibit A. All capitalized terms used but not defined herein or in Exhibit A shall have the meanings ascribed to them in the Merger Agreement. In the event that a term defined herein or in Exhibit A is defined and ascribed a different meaning in the Merger Agreement, the definition provided herein or in Exhibit A, as applicable, shall control.

(b) Each term below has the meaning ascribed to such term in the Section set forth opposite such term:

Defined Term	Section
2007 Separation Agreement	Exhibit A
2017-2018 Plan	§3(a)
Affiliate	Exhibit A
Alternative Proposal	§4(e)(1)
Applications	§5(a)(iv)
Approval Date	§4(a)
Approval Period	§4(a)
Bankruptcy and Equity Exception	Exhibit A
Bankruptcy Court	Preamble
Benefit Plan	Exhibit A
Business Day	Exhibit A
CBA	§8(d)
Chapter 11 Cases	Exhibit A
Company	Preamble
Confidentiality Agreement	Exhibit A
Continuation Period	§8(a)
Contract	Exhibit A
control	Exhibit A
Costs	Exhibit A
Debtors	Exhibit A
Effective Time	§8(a)
EFIH	Preamble
Environment	Exhibit A
ERISA	Exhibit A
FCC Approval	Exhibit A
FCC/FERC Applications	§5(a)(iv)
FERC	Exhibit A
FERC Approval	Exhibit A
Financing	§12(a)
Governmental Entity	Exhibit A
Governmental Request or Order	Exhibit A
Indemnified Parties	Exhibit A
Interim Period	§3(a)
Investor Rights Agreement	Exhibit A
Key Regulatory Terms	§5(a)(v)
Knowledge	Exhibit A
Law	Exhibit A
Letter Agreement	Recitals
License	Exhibit A
Lien	Exhibit A
LLC Agreements	Recitals
Merger Agreement	Preamble

Defined Term	Section
Merger Sub	Preamble
Merger	Exhibit A
Oncor	Preamble
Oncor Entities	Preamble
Oncor Employee	§8(a)
Oncor Holdings	Preamble
Oncor Material Contract	Exhibit A
Parent	Preamble
Permitted Alternative Proposal	§4(e)(ii)
Person	Exhibit A
Plan of Reorganization	Preamble
PUCT	Exhibit A
PUCT Approval	Exhibit A
PUCT Filing	§5(a)(iii)
Purchase	Preamble
Purchase Closing Date	§3(a)
Purchase Transaction	Recitals
Purchasers	Preamble
Reorganized TCEH	Exhibit A
Representatives	§4(a)
Ring-Fence	Recitals
Securities Act	Exhibit A
Split Participant Agreement	§9
Subsidiary	Exhibit A
Surviving Company	Exhibit A
Termination Date	Exhibit A

Section 2. Representations and Warranties of Oncor Holdings and Oncor. As of the date hereof Oncor Holdings and Oncor hereby represent and warrant to Purchasers as follows:

(a) Organization, Good Standing and Qualification. Each of Oncor Holdings and Oncor is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to perform the actions contemplated by, and to fulfill its obligations under, this Letter Agreement.

(b) Corporate Authority. Oncor Holdings and Oncor have each approved by all necessary limited liability company action the execution and delivery of this Letter Agreement and the actions contemplated hereby to be taken by the Oncor Entities. Each of Oncor Holdings and Oncor has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Letter Agreement. This Letter Agreement has been duly executed and delivered by each of Oncor Holdings and Oncor and is a valid and binding obligation of Oncor Holdings and Oncor. This Letter Agreement is enforceable against each of Oncor Holdings and Oncor in accordance with its terms, subject, as to the enforcement of remedies, to the Bankruptcy and Equity Exception.

(c) No Conflicts. As of the date hereof, the execution, delivery and performance by Oncor Holdings and Oncor of this Letter Agreement does not and will not constitute or result in (i) a breach or violation of, or a default under, or otherwise contravene or conflict with, the certificate of formation of Oncor or Oncor Holdings, the LLC Agreements or the comparable governing documents of any other Oncor Entity (ii) with or without notice, lapse of time or both, a breach or violation of, or a default under, or the creation of a Lien on any of the assets of Oncor Holdings or Oncor or any of their Subsidiaries pursuant to, any Contract binding upon Oncor Holdings or Oncor or any of their Subsidiaries, or their respective assets, or any License held by Oncor Holdings or Oncor or any of its Subsidiaries or to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets, is subject or (iii) a violation of any Law to which Oncor Holdings or Oncor or any of their Subsidiaries, or any of their respective assets is subject, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, cancellation, default, creation, acceleration, consent, loss or change as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay the ability of Oncor Holdings or Oncor to fulfill its obligations under this Letter Agreement.

Section 3. Interim Operation.

(a) Except (i) as otherwise required or specifically permitted by the provisions of this Letter Agreement, (ii) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), (iii) as part of an asset swap for substantially similar value, pursuant to the asset swap and other transactions proposed in PUCT Docket No. 47469, or (iv) as required by or to the extent arising from the proposed rate case settlement in PUCT Docket No. 46957, each of Oncor Holdings and Oncor covenants and agrees as to itself and each of its Subsidiaries that, upon the signing of this Letter Agreement and ending on the earlier of the date of the consummation of the Purchase and other transactions contemplated by the Merger Agreement (the “Purchase Closing Date”) or the Termination Date (the “Interim Period”), each of them will operate in the ordinary course of business and materially consistent with the plan for 2017 and 2018 contained in the May 2016 updated long range business plan of Oncor (the “2017-2018 Plan”) that was provided to the Purchasers (including as to any action or the incurrence of any costs or expenses provided for therein).

(b) Notwithstanding anything herein to the contrary, in order (i) to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety, the Environment or material property, equipment or other assets or (ii) to comply with or otherwise appropriately respond to any requirement, or reasonable request without solicitation, in a Governmental Request or Order, any Oncor Entity may take reasonable actions consistent with prudent industry practices that would otherwise be prohibited pursuant to Section 3(a); provided, however, that Oncor and Oncor Holdings shall provide Purchasers with notice of such emergency situation or Governmental Request or Order as soon as reasonably practicable after obtaining Knowledge thereof.

(c) Except to the extent expressly set forth herein, nothing contained in this Letter Agreement is intended (i) to give Purchasers, directly or indirectly, any right to control or direct the operations or decisions of any Oncor Entity or (ii) modify or amend the obligations of the parties under either LLC Agreement.

Section 4. Alternative Proposals.

(a) Notwithstanding anything to the contrary herein, except as specifically permitted by Section 4(c) with respect to a Permitted Alternative Proposal, during the period commencing on the date the Bankruptcy Court enters an order approving the Merger Agreement (such date, the “Approval Date”) and ending on the earlier of the Purchase Closing Date or the Termination Date (such period, the “Approval Period”), Oncor Holdings and Oncor shall not, shall cause each of their respective Subsidiaries not to, and shall cause the directors (other than the Minority Member Directors (as defined in the Oncor LLC Agreement)), officers, employees, investment bankers, attorneys, accountants and other advisors, consultants, agents or representatives of any Oncor Entity (collectively, “Representatives”) not to, (i) initiate, solicit, propose, knowingly encourage or knowingly induce, the submission of, any Alternative Proposal; provided, however, that an Oncor Entity may interact with its equityholders in order to satisfy its fiduciary obligations and its obligations pursuant to the LLC Agreements and the Investor Rights Agreement and may, in response to communications from (without otherwise limiting the provisions of this Section 4) any of its direct equityholders or any third party who makes or seeks to make an unsolicited Alternative Proposal, make available public and non-public information (but only if such equityholder or third party has executed a confidentially agreement with Oncor on terms no less favorable in the aggregate to the Oncor Entities than terms of the Confidentiality Agreement) so long as such Oncor Entity promptly provides or makes available to the Purchasers such non-public information made available to such equityholder or third party (to the extent it has not already been provided or made available to the Purchasers), (ii) enter into, maintain or continue negotiations with any Person with respect to, any Alternative Proposal, or (iii) enter into any written letter of intent, agreement in principle or other agreement (whether or not legally binding and whether or not oral or written) with respect to an Alternative Proposal. In addition, during the Approval Period, Oncor Holdings and Oncor shall promptly advise Parent in writing of any Alternative Proposal, including, unless prohibited by applicable Law, the material terms and conditions of such Alternative Proposal (including any subsequent material modification to such material terms and conditions) and the identity of the Person making the same. Unless prohibited by applicable Law, Oncor Holdings and Oncor shall keep Parent reasonably informed on a reasonably current basis of the status and material details (including material modifications) of any Alternative Proposal. During the Approval Period, neither Oncor Holdings nor Oncor shall enter into any agreement with any Person which prohibits any Oncor Entity from providing information to the Purchasers that they are expressly entitled to receive from Oncor Holdings or Oncor in accordance with this Section 4(a); provided, that for all purposes of this Letter Agreement, the reasonable best efforts of Oncor Holdings and Oncor shall not include the expenditure of any fees or expenses or the undertaking of, or response to, any action, suit, claim, cause of action or other form of litigation.

(b) As of the Approval Date, Oncor Holdings and Oncor represent that as of such date, they are not in negotiations with any Person with respect to any Alternative Proposal and that there is no agreement that would prevent Oncor Holdings or Oncor from complying with their respective obligations under Section 4(a).

(c) Notwithstanding anything to the contrary contained in Section 4(a), any of Oncor Holdings and Oncor and their Subsidiaries may, but only upon the request of the Company or EFIH, (i) negotiate with stakeholders of the Debtors, facilitate and document the terms of a Permitted Alternative Proposal and (ii) enter into an agreement or agreements with the stakeholders of the Debtors regarding support for and/or financing of such Permitted Alternative Proposal; provided, however, that other than any required disclosure to the Purchasers hereunder, the Oncor Entities shall use reasonable best efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the applicable Oncor Entities of a Permitted Alternative Proposal and (y) to enter into confidentiality agreements with any counterparty to any agreement regarding support for and/or financing of a Permitted Alternative Proposal, which confidentiality agreement provides that the existence and terms of such Alternative Proposal shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable Law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the applicable Oncor Entities in their sole and absolute discretion.

(d) Notwithstanding anything to the contrary contained in Section 4(c), such provisions shall not be construed to permit, and Oncor Holdings and Oncor and their Subsidiaries shall not, and shall cause their respective Representatives not to, make or support any filings with or submissions or inquiries to any Governmental Entity, including the PUCT, the FCC and the FERC, or make or support any public statements with respect to any Alternative Proposal or any Permitted Alternative Proposal at any time during the Approval Period; provided, however, that the Oncor Entities and their Representatives may (i) respond to requests, communications, or directives received from any Governmental Entity, whether in writing or otherwise, with respect to any Alternative Proposal or Permitted Alternative Proposal, and (ii) take such action as required, or reasonably requested without solicitation, by a Governmental Request or Order with respect to such Alternative Proposal or Permitted Alternative Proposal. The Oncor Entities shall, unless otherwise prohibited by Law, provide prompt notice to the Purchasers of any requests, communications or directives received by them of the type described in clause (i) or (ii) above and keep the Purchasers reasonably informed on a reasonably prompt basis of material developments in connection therewith to the extent not prohibited by applicable Law or confidentiality agreements with third parties.

(e) For purposes of this Letter Agreement:

(i) “Alternative Proposal” means any inquiry, proposal, expression of interest or offer from or by a Person other than the Purchasers or their respective representatives (or, to the extent that Parent consents in writing to any Affiliate of the Purchasers being treated in the same manner as the Purchasers, any such Affiliate of the

Purchasers) with respect to (i) a merger, acquisition, consolidation, dissolution, equity investment, liquidation, winding up, reorganization, tender offer, recapitalization, plan of reorganization or liquidation, joint venture, partnership, restructuring, asset purchase, share purchase, share exchange, business combination or similar transaction regarding the Company, EFIH, Oncor Holdings or Oncor or one or more of their Subsidiaries or any of their assets, properties or businesses, (ii) any other transaction in which any Person would acquire in any manner (A) any direct or indirect equity interests in Oncor Holdings or (B) any assets, properties or businesses of Oncor or Oncor Holdings or (iii) any other transaction that is inconsistent in any material respect with, or an alternative that prevents consummation of, the Purchase Transaction; provided that, notwithstanding anything herein to the contrary, in no event will the transactions contemplated by the Agreement and Plan of Merger, dated as of October 30, 2016, by and among Texas Transmission Holdings Corporation, Borealis Power Holdings Inc., BPC Health Corporation, Cheyne Walk Investment Pte Ltd, NextEra Energy, Inc. and WSS Acquisition Company be considered to be an “Alternative Proposal.”

(ii) “Permitted Alternative Proposal” means any Alternative Proposal but with respect to which members of Oncor who hold at least a majority of the outstanding units representing limited liability company interests in Oncor have delivered to Oncor Holdings and Oncor (with a copy to Parent) a written notice (i) requesting that Oncor enter into, maintain or continue discussions or negotiations with one or more third parties and (ii) certifying that, in the case of a notice delivered by Oncor Holdings, the Company and EFIH are permitted to cause Oncor Holdings to deliver such request under the terms of the Merger Agreement.

Section 5. Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Letter Agreement, the Oncor Entities and Purchasers shall use their respective reasonable best efforts to cooperate and to take or cause to be taken all actions, and to do or cause to be done, all things reasonably requested by the Purchasers to negotiate, prepare and file as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and assist the Purchasers in obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in connection with the Purchase Transaction.

(ii) Subject to the terms and conditions set forth in this Letter Agreement, including Section 5(a)(xi), and subject to approval of the application by the board of directors of Oncor, each party hereto shall use its reasonable best efforts to file with the FERC a joint application for the FERC Approval as promptly as reasonably practicable following the date hereof. In furtherance of the foregoing, each party shall furnish to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for such application to be made.

(iii) Subject to the terms and conditions set forth in this Letter Agreement, including Section 5(a)(xi), and subject to approval of the filing (including the content of the testimony to be filed by Oncor) by the board of directors of Oncor, each party hereto shall use its reasonable best efforts to submit to the PUCT a single filing (on behalf of the parties) in which the Purchasers will seek prior approval by the PUCT of the Purchase Transaction (the “PUCT Filing”) as promptly as reasonably practicable following the date hereof. In furtherance of the foregoing, each party shall furnish to the other parties in a timely fashion, all documents, pleadings, testimony and other information sufficient for the PUCT Filing to be made.

(iv) In connection with any PUCT Filing or application submitted to the FCC or FERC with respect to the Purchase Transaction (together, the “FCC/FERC Applications” and, together with the PUCT Filing, the “Applications”) or in any communications or proceedings whatsoever related thereto, Oncor Holdings and Oncor shall not be required to endorse, or cause any of their Subsidiaries to endorse, as their or their Subsidiaries’ own strategy or commitments, or take actions to support any modification of their or their Subsidiaries’ strategy and business plan that Oncor Holdings or Oncor, as applicable, determines in good faith that it would not support as being in the best interest of Oncor if the Purchase Transaction was not to be completed; provided, however, that nothing in this Section 5(a)(iv) shall affect any Oncor Entity’s obligation to include the Key Regulatory Terms in the Applications, subject to Section 5(a)(v) below. Nothing contained in this Section 5(a)(iv) is intended to give any Purchaser, directly or indirectly, the right to control or direct any Oncor Entity’s operations or decisions.

(v) Each of Oncor and Oncor Holdings agrees that (A) the Applications shall include the information concerning the Purchase Transaction, the Oncor Entities, and the Purchasers required by applicable Laws of the State of Texas and other applicable jurisdictions, (B) the Applications and any amendments or supplements thereto shall include the key terms and undertakings set forth in Exhibit B (the “Key Regulatory Terms”) and the jurisdictions relevant thereto and such additional agreements or commitments by the Purchasers as the Purchasers believe, after consultation with the Oncor Entities, are advisable to obtain the PUCT Approval, FERC Approval or FCC Approval, (C) it will cooperate with the efforts of the Purchasers to seek approval of the Key Regulatory Terms in the Applications subject to Section 5(a)(iv), (D) no Oncor Entity shall accept any agreements, commitments or conditions in connection with the Purchase Transaction pursuant to any settlement or other agreement with any Governmental Entity without the prior written consent of Parent and (E) prior to termination of this Letter Agreement, it will not withdraw any filing made by it in connection with the Purchase Transaction without the prior written consent of Parent, such consent to not be unreasonably withheld, conditioned or delayed.

(vi) Subject to the terms and conditions set forth in this Letter Agreement, each party hereto shall appear formally (including by providing testimony) or informally before any Governmental Entity if reasonably requested by the other parties hereto or required by such Governmental Entity in connection with any filings contemplated by this Letter Agreement.

(vii) Subject to applicable Law and clauses (c) and (e) of this Section 5 relating to the exchange of information and the protection of legal privilege, each of the parties hereto shall provide the other parties hereto a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other parties hereto on and consider in good faith the views and comments of the other parties hereto in connection with, all material information relating to the Oncor Entities that appears in any filing made with, or written materials or written testimony submitted to, or oral presentations or testimony made to any Governmental Entity in connection with the Purchase Transaction. In exercising the foregoing rights and performing the foregoing obligations, each party hereto shall act reasonably, promptly and as reasonably practicable.

(viii) Each party may, in its reasonable judgment and discretion, initiate or otherwise engage in discussions in respect of the Purchase Transaction with any party (or any representative of such party) to the PUCT proceeding related thereto. If requested by a Governmental Entity or otherwise in response to any Governmental Request or Order, each party hereto may appear at any formal or informal meeting in regards to the Proposed Transactions. Each party may, in its reasonable judgment and discretion, initiate or otherwise engage in discussions in respect of the Purchase Transaction with any Governmental Entity or any representatives thereof.

(ix) In connection with the Purchase Transaction, Oncor and Purchasers will be the primary advocates in the PUCT on Purchasers’ proposal to acquire Oncor. Oncor and Purchasers will jointly lead the efforts to obtain PUCT Approval, subject to the terms of this Letter Agreement, and in good faith will cooperate to the extent practicable on: (A) the scheduling and conducting of all formal meetings with all Governmental Entities and the staffs thereof, (B) the coordination, terms, commitments, requests, and making of the Applications (and any amendment or supplement thereto), subject to Sections 5(a)(iv) and (xi), and the process for obtaining any consents, registrations, approvals, permits and authorizations of any Governmental Entity, in each case, as may be necessary or advisable in connection with the Applications, filings and approvals contemplated by this Letter Agreement, and (C) the resolution of any investigation or other inquiry of any Governmental Entity (and the staffs thereof), including the PUCT, in each case, as may be necessary or advisable in connection with the Applications, filings and approvals contemplated by this Letter Agreement. Prior to making any decisions pursuant to the preceding sentence, Parent shall consult in good faith with the Oncor Entities with respect to such decisions and consider in good faith the views of the Oncor Entities.

(x) The Oncor Entities shall use their reasonable best efforts to cooperate with respect to Purchasers’ efforts to obtain the Supplemental Rulings (as defined in the Merger Agreement).

(xi) Nothing in this Section 5(a) shall (A) prevent, limit or restrict an Oncor Entity or its Affiliates from interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any agency or other Governmental Entity in the ordinary course of business related to matters other than the Purchase Transaction, (B) prevent, limit or restrict an Oncor Entity or its Affiliates from responding to unsolicited inquiries related to the Purchase Transaction from any agency or other Governmental Entity or interacting with any such agency or other Governmental Entity in response to unsolicited communications related to the Purchase Transaction initiated by any such Person, or (C) require an Oncor Entity or any Representative of an Oncor Entity to take any action that would violate any applicable Law or rule of any Governmental Entity, provided, that each Oncor Entity will provide Parent with a reasonable advance opportunity to review and comment upon any written communication, filing or application related to the Applications and the Oncor Entities will consider in good faith the views of Parent in connection with all such written communications, filings or applications. For avoidance of doubt Oncor shall prepare, present and have final approval over any testimony or presentations that will be proffered or given to any Governmental Entity by any Oncor officers, directors, employees or representatives and any responses to discovery, Oncor pleadings, any presentation of evidence, or other communications between any Oncor Entity and any Governmental Entity, including in connection with the filings referenced in clauses (ii) through (iv) above (except that such filings shall be prepared in accordance with and contain the provisions required by the applicable provisions of this Section 5).

(xii) Notwithstanding anything herein to the contrary, if either the Merger Agreement and/or the Plan of Reorganization has been terminated, each of Oncor and Oncor Holdings may defer performance of its obligations under this Section 5(a) or may withdraw any application or filing previously made by Oncor. Further, Oncor shall be entitled, following notice to and consultation with Parent, to withdraw any application or filing previously made by Oncor with any Governmental Entity pursuant to this Section 5 in order to comply with any requirement, or reasonable request without solicitation, in a Governmental Request or Order; provided that Oncor’s board of directors determines in good faith after consultation with its outside legal counsel, and based on advice of such counsel, that not withdrawing any such application or filing would be inconsistent with its fiduciary duties.

(b) Information. Subject to applicable Laws and Section 5(e), Oncor and Oncor Holdings, on the one hand, and Purchasers, on the other hand, shall, upon request by the other, furnish such party with all reasonably requested information concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchasers, Oncor or Oncor Holdings or any of their respective Subsidiaries to or with any third party and/or any Governmental Entity in connection with the Purchase Transaction.

(c) Status. Subject to applicable Laws and Section 5(e), and the instructions of any Governmental Entity, each party hereto shall keep the other parties reasonably apprised of the status of the filings and applications made pursuant to this Section 5, including, upon reasonable request, promptly furnishing the other parties with copies of notices or other communications received by any party hereto from any Governmental Entity with respect to the Purchase Transaction.

(d) Terms and Conditions. Notwithstanding the obligations set forth in this Section 5, but subject to the other obligations set forth in this Letter Agreement, Parent and Merger Sub shall make all determinations with respect to any term or condition in connection with obtaining the FCC Approval, the FERC Approval and the PUCT Approval or any approval or consent of a Governmental Entity sought by the Purchasers in connection with the Purchase Transaction (whether arising due to a change in Law after the date of this Letter Agreement or otherwise). In addition, each of Oncor Holdings and Oncor acknowledges and agrees that the Purchasers shall have the right to approve or disapprove of any settlement with respect to the FCC Approval, the FERC Approval, and the PUCT Approval.

(e) Confidentiality. Notwithstanding anything to the contrary contained therein, the terms of the Confidentiality Agreement shall survive the execution of this Agreement and shall expire upon the earliest to occur of (i) the Purchase Closing Date, and (ii) two (2) years from the date hereof. All information disclosed pursuant to this Section 5 shall be subject to the Confidentiality Agreement and nothing in this Section 5 shall require any party (i) to violate any of its binding obligations with respect to confidentiality, (ii) to disclose any privileged information or (iii) to fail to comply with any requirement, or reasonable request without solicitation, in a Governmental Request or Order; provided, that, as applicable, each party shall, to the extent permitted by applicable Law, provide notice to the requesting parties that any information is being withheld pursuant to this provision and such parties shall use their respective reasonable best efforts to find a mutually agreeable solution to any such confidentiality and/or privilege concerns, including, if applicable, by sharing privileged information as requested pursuant to a common interest agreement with respect to the Applications to be mutually agreed and executed between the applicable parties.

Section 6. Access and Reports. Subject to applicable Law, upon reasonable notice, each of Oncor Holdings and Oncor shall, and each shall cause its respective Subsidiaries to, afford the officers and other representatives of Parent reasonable access, during normal business hours throughout the Approval Period, to its executive officers, properties, books, contracts and records and, during such period, each of Oncor Holdings and Oncor shall, and each shall cause its Subsidiaries to, furnish to Parent information in its control concerning its business, properties, facilities, operations and personnel as Parent reasonably requests, in each case solely to the extent reasonably necessary to effect the Purchase Transaction; provided that no investigation pursuant to this Section 6 shall (a) unreasonably interfere with the ongoing operations of any Oncor Entity or (b) affect or be deemed to modify any representation or warranty made by an Oncor Entity herein; and provided, further, that the foregoing shall not require any Oncor Entity to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of such Oncor Entity would result in the disclosure of any trade secrets or other confidential information of third parties or violate any of its or any of its Subsidiaries’ obligations with respect to confidentiality if such Oncor Entity shall have used reasonable best efforts to furnish such information in a manner that does not result in any such disclosure or violation, including obtaining the consent of such third party to such inspection or disclosure, (ii) disclose any privileged information of the Oncor Entities if such Oncor Entity shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege (including, if applicable, by sharing privileged information as requested pursuant to a common interest agreement with respect to the Applications to be mutually agreed and executed between the applicable parties), (iii) permit any invasive environmental investigation or sampling, including a Phase II environmental assessment or (iv) require disclosure of information that it reasonably determines is competitively sensitive information, including detailed information with respect to transmission development projects, or relates to facilities and infrastructure security procedures. All requests for information made pursuant to this Section 6 shall be directed to the individuals set forth in Exhibit C. All such information shall be governed by the terms of the Confidentiality Agreement.

Section 7. Publicity. The Oncor Entities and Purchasers shall consult with one another prior to issuing any press releases or making any other public announcements with respect to this Letter Agreement or any filings with the Securities and Exchange Commission or submissions to the Bankruptcy Court that specifically relate to this Letter Agreement; provided, however, that nothing herein shall restrict or otherwise limit any party from making any disclosures that such party determines is required by applicable Law.

Section 8. Employees and Employee Benefits.

(a) During the period commencing at the effective time of the Merger (the “Effective Time”) and ending on the two-year (2) anniversary of the Effective Time (the “Continuation Period”), Purchasers and the Surviving Company and EFIH shall cause Oncor or Oncor Holdings to provide each individual who is an employee of Oncor prior to and as of the Effective Time (each, an “Oncor Employee”) with (i) a base salary or wage rate that is no less favorable than that provided to such Oncor Employee immediately prior to the Effective Time, (ii) aggregate incentive compensation opportunities that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Effective Time and (iii) employee benefits that are substantially comparable, in the aggregate, to those provided to such Oncor Employee immediately prior to the Effective Time.

(b) During the Continuation Period, Oncor Holdings and Oncor shall not, and Purchasers and the Surviving Company and EFIH shall cause each of Oncor Holdings and Oncor not to, implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of the Oncor Employees.

(c) From and after the Effective Time, each of Oncor Holdings and Oncor shall, and Purchasers shall exercise all rights as a direct or indirect equityholder of Oncor Holdings and Oncor to cause Oncor Holdings and Oncor to, fully satisfy, fulfill and discharge any obligations to current and former Oncor Employees under the Assumed Plans; provided that, nothing herein shall prevent the amendment or termination of any such plans in accordance with their terms by Oncor Holdings and/or Oncor, and Oncor Holdings and Oncor shall each continue to have any rights, privileges or powers under the Assumed Plans.

(d) Notwithstanding any other provision of this Section 8 with respect to any Oncor Employee immediately following the Effective Time whose terms and conditions of employment are covered by a collective bargaining agreement (“CBA”), the terms and conditions of such Oncor Employee’s employment shall be governed by the terms of the applicable CBA, as may be modified from time to time.

(e) Each party hereto hereby acknowledges that, with respect to any employee listed on Exhibit D hereto, a “change in control” or “change of control” within the meaning of each Assumed Plan in which such employee is a participant or to which such employee is a party will occur as a result of the consummation of the Purchase Transaction. For each employee listed on Exhibit D who chooses to retire from or terminate his or her service with the Oncor Entities in connection with the closing of the Purchase Transaction and so notified Purchaser within three (3) months following the Purchase Closing Date, Purchasers agree to pay any and all benefits (including change in control benefits) to which such individual would be entitled in connection with such retirement or termination, treating such retirement or termination as a resignation with “good reason,” a termination “without cause,” or a retirement under the relevant Assumed Plans.

(f) In the event that any Oncor Employee becomes a participant in any employee benefit plan of Purchasers or its Subsidiaries, Purchasers shall use commercially reasonable efforts to cause any employee benefit plans in which such Oncor Employee is entitled to participate to take into account for purposes of eligibility and vesting thereunder, service of such Oncor Employees with Oncor Holdings or Oncor, as applicable, prior to the Effective Time as if such service were with Purchasers or its Subsidiaries to the extent provided in accordance with the terms of such employee benefit plans (except (i) with respect to any Oncor Employee who incurs a break in service after the Purchase Closing Date and is subsequently hired, such service will only be credited to the extent such service would have been credited and/or restored in accordance with the terms of a comparable benefit plan immediately prior to the Purchase Closing Date, or (ii) to the extent that it would result in (A) a duplication of benefits, (B) benefit accruals under any defined benefit pension plan (other than utilizing such years of service in order to satisfy any requirements for future benefit accrual only under any defined benefit pension plan), or (C) service accrual for any purpose under any post-retirement welfare benefit plan).

(g) The provisions of this Section 8 are solely for the benefit of the parties to this Letter Agreement, and no Oncor Employee or former Oncor Employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Letter Agreement, and nothing herein shall (i) be construed as an amendment to any Benefit Plan for any purpose, (ii) give any Oncor Employee or former Oncor Employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third party any right to enforce the provisions of this Section 8 or (iii) obligate the Surviving Company, EFIH, Oncor Holdings or Oncor or any of their respective Affiliates (A) to, subject to Section 8(a)(iii), and as provided in the Split Participant Agreement (as defined below), maintain any particular benefit plan, (B) to retain the employment of any particular employee or (C) to refrain from promoting or demoting any particular employee (or otherwise refrain from reassigning such employee to a new position).

Section 9. Split Participant Agreement. Oncor shall not amend the Split Participant Agreement, dated October 3, 2016, by and between Oncor and Reorganized TCEH (the “Split Participant Agreement”) without the consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 10. Indemnification; Directors’ and Officers’ Insurance.

(a) Nothing herein shall impair or restrict the ability of any Oncor Entity to honor and perform any of its indemnification obligations to any Representative under any Contract.

(b) Effective as of the Effective Time, each of Oncor Holdings and Oncor shall, and the Surviving Company and EFIH shall exercise all rights as a direct or indirect equityholder of Oncor Holdings and Oncor to cause Oncor Holdings and Oncor to comply with (i) any indemnification agreement between any Indemnified Party and an Oncor Entity and (ii) the indemnification obligations and exculpation provisions in the LLC Agreements as in effect as of the date hereof.

(c) Nothing contained in this Letter Agreement shall be construed to prohibit the Oncor Entities from obtaining, with the approval of their respective boards of directors, and fully paying the premium for the extension of (i) the directors’ and officers’ liability coverage of the Oncor Entities’ existing directors’, managers’ and officers’ insurance policies, and (ii) Oncor’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Purchase Closing Date with respect to any claim related to any period of time at or prior to the Purchase Closing Date, which policies may be issued by an insurance carrier selected by the Oncor Entities and may contain terms, conditions, retentions and limits of liability that are acceptable to the Oncor Entities in their sole discretion with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of any of the Oncor Entities by reason of him or her serving in such capacity that existed or occurred at or prior to the Purchase Closing Date (including in connection with this Letter Agreement or the transactions or actions contemplated hereby); provided, that, the premiums for the extension of such insurance policies shall not exceed 250% of the annual premiums currently paid by the Oncor Entities for such insurance policies.

(d) If, within six (6) years of the Purchase Closing Date, the Surviving Company, EFIH or any of their successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, the Surviving Company, EFIH or their successors or assigns shall make, to the extent not provided for under applicable Law, proper provisions so that the successors and assigns of the Surviving Company or EFIH, as the case may be, assume all of the obligations of the Surviving Company or EFIH set forth in this Section 10.

(e) The provisions of this Section 10 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(f) The rights of the Indemnified Parties under this Section 10 shall be in addition to any rights such Indemnified Parties may have under the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity, or under any applicable

Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Purchase Closing Date and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any existing indemnification agreement between such Indemnified Party and any of the foregoing shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party with respect to any acts or omissions occurring at or prior to the Purchase Closing Date.

(g) To the extent that any Indemnified Parties are entitled to indemnification under both this Letter Agreement and any other contract, agreement or instrument (including the certificate of formation, operating agreement or comparable governing documents of any Oncor Entity or the Company or any indemnification agreement between such Indemnified Party and any of the foregoing) in respect of any services performed by such Indemnified Party as a director, manager, or officer of any of the Oncor Entities, the fact that any such contract, agreement or instrument also provides for indemnification of such Indemnified Parties shall not (i) be construed to diminish or otherwise limit any right or remedy granted to such Indemnified Parties hereunder or (ii) require that any other sources of indemnification or available insurance be primary over the indemnification obligations set forth in this Letter Agreement, any indemnification agreement previously entered with the Indemnified Parties or in the organizational documents of any Oncor Entity.

Section 11. Notice of Current Events.

(a) At all times during the Interim Period, each of the parties hereto shall notify the other parties hereto orally and in writing upon: (i) receipt of any written communication from any Person that is a party to an Oncor Material Contract alleging that the consent of such Person (or another Person) is required in connection with the Purchase Transaction; (ii) becoming aware of any occurrence, or non-occurrence, of any event that, individually or in the aggregate, would cause any of the representations or warranties of such party or parties contained in this Letter Agreement to be untrue or inaccurate in any material respect; or (iii) becoming aware of any failure of any such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Letter Agreement.

(b) Parent shall notify Oncor Holdings and Oncor in writing as promptly as practicable (but in no event later than twenty-four (24) hours) after the termination of the Merger Agreement and/or the Plan of Reorganization by any party thereto.

Section 12. Financing.

(a) During the Approval Period, Oncor Holdings and Oncor each agree to use reasonable best efforts to timely provide, and to use reasonable best efforts to cause their Subsidiaries and their respective Representatives to timely provide, reasonable cooperation in connection with Parent’s arrangement of any debt or equity issuance contemplated by the Merger Agreement or the Plan of Reorganization (each, a “Financing”) (provided that, Parent shall use reasonable best efforts to provide Oncor Holdings and Oncor with notice of any information needed by Parent as soon as reasonably practicable). Oncor Holdings’ and Oncor’s cooperation shall be limited to the following: (i) participation by appropriate members of senior management of the Oncor Entities, which participation will be limited to providing Oncor financial and operational information in a reasonable number of meetings, presentations, road shows, due diligence sessions, and sessions with prospective lenders, investors and rating agencies, in each case, at mutually agreeable times and locations and upon reasonable notice; (ii) providing information in its control to Purchasers that is necessary for Purchasers to prepare materials for rating agencies and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with any such Financing, together with procuring customary authorization letters authorizing the distribution of Oncor information to prospective lenders or investors (which customary authorization letters shall be required notwithstanding the reasonable best efforts standard required of Oncor Holdings and Oncor above); (iii) furnishing (A) all information and data reasonably requested by Parent to prepare all pro forma financial statements required to be prepared or are otherwise customary in connection with any Financing registered on Form S-1, Form S-4 or other available Form (as applicable) and (B) all financial statements and financial data of the type and form required to be prepared in accordance with Regulation S-X and Regulation S-K under the Securities Act for offerings of the debt and/or equity securities (as the case may be) contemplated in the respective Financings registered on Form S-1, Form S-4 or other available Form (as applicable) under the Securities Act, including all information required to be incorporated therein, provided, that, if no registration statement is required to be filed for each of the Financings, for each such Financing, financial statements and financial data shall be furnished to the extent customary to consummate the Financing (subject to exceptions customary for a private Rule 144A offering) and, for the avoidance of doubt, would not require financial information otherwise required by Rule 3-10 and Rule 3-16 of Regulation S-X or “segment reporting” and any Compensation Discussion and Analysis or executive compensation information required by Item 402 of Regulation S-K; (iv) using reasonable best efforts to assist Parent and the lenders and investors for such Financing or their respective Affiliates in obtaining corporate, facilities and securities ratings, as applicable, in connection with the Financing prior to the launch of the Financing; (v) providing information in its control that is necessary for the preparation of customary schedules and exhibits in connection with the Financing; (vi) furnishing Parent and the lenders and investors for such Financing or their respective Affiliates promptly, and in any event no later than three (3) Business Days prior to an Early Financing Date (as defined in the Merger Agreement) or the Purchase Closing Date, as applicable, with all documentation and other information which any lender or investor providing or arranging the Financing has reasonably requested, including under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, in each case to the extent such request is made at least ten (10) Business Days prior to the Early Financing Date or the Purchase Closing Date, as applicable; (vii) providing customary management representation letters to the independent accountants and causing Oncor’s independent auditors to cooperate in connection with the Financing (including providing accountants’ comfort letters and consents to use their audit reports from Oncor’s independent auditors to the extent required in connection with such Financing); and (viii) otherwise cooperating with the reasonable requests of Parent to satisfy any express conditions precedent to the Financing that require Oncor information, provided that with respect to the foregoing clauses (i)-(viii), (A) no Oncor Entity shall be required to endorse any particular strategy or structure, (B) the Purchasers shall be responsible for any projections, (C) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Oncor Entity, (D) no Oncor Entity shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Financing, (E) other than customary authorization letters, no Oncor Entity or any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the consummation of the Merger or that would be effective prior to the Purchase Closing Date, (F) no Persons who are on the board of directors or the board of managers (or similar governing body) of any Oncor Entity prior to the Purchase Closing Date in their capacity as such shall be required to pass resolutions or consents to approve or authorize the execution of the Financing, and (G) no Oncor Entity or any of their respective officers, directors, or employees shall be required to execute any solvency certificate in connection with the Financing. Nothing contained in this Section 12 or otherwise shall require any Oncor Entity to be an issuer or other obligor with respect to the Financing nor to assume any liability whatsoever for such Financing.

(b) During the Approval Period, it is understood that Parent may seek to market and consummate all or a portion of the Financing. In this regard, and for the avoidance of doubt, Oncor Holdings and Oncor acknowledge that their cooperation obligations set forth in Section 12(a) include the obligation to use their reasonable best efforts to cooperate with any such efforts, provided such cooperation obligations are limited to those set forth in Section 12(a).

(c) Notwithstanding anything herein to the contrary, none of the Oncor Entities or their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 12 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Oncor Entities and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 12 and any information utilized in connection therewith (other than Costs arising from any untrue statement of a material fact in information provided by any Oncor Entity or any omission of a material fact required to be stated in such information or necessary in order to make such information not misleading). Parent shall, promptly upon request of Oncor Holdings or Oncor, reimburse any Oncor Entity for all reasonable and documented out-of-pocket costs and expenses incurred by such Oncor Entity (including those of its Representatives) in connection with the cooperation required by this Section 12. Each of Oncor Holdings and Oncor hereby consents to the use of the logos of the Oncor Entities in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Oncor Entity or the reputation or goodwill of any Oncor Entity.

Section 13. Headquarters. From and after the Purchase Closing Date, Purchasers shall cause the Oncor Entities to maintain their headquarters in Dallas, Texas.

Section 14. Implementation of Key Regulatory Terms. Each of Oncor Holdings and Oncor agree, subject to Bankruptcy Court Approval and PUCT Approval, to take all actions necessary or appropriate to effect changes to the LLC Agreements of Oncor Holdings and Oncor that are required or permitted to be requested or implemented by Purchasers, with such changes to be effective at the Effective Time to the extent consistent with the PUCT Approval.

Section 15. Miscellaneous.

(a) Survival. This Section 15 and the covenants and agreements of the parties hereto contained in Section 8 (Employees and Employee Benefits), Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 12(c) (Financing) and Section 13 (Headquarters) and the Confidentiality Agreement shall survive the consummation of the Purchase Transaction. This Section 15 and the covenants and agreements of the parties hereto contained in Section 12(c) (Financing) and the Confidentiality Agreement shall survive the termination of this Letter Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Letter Agreement shall not survive the consummation of the Merger.

(b) Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Purchase Closing Date, the parties hereto may only modify or amend this Letter Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

(c) Counterparts. This Letter Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

(d) GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(i) THIS LETTER AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS LETTER AGREEMENT OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. Each of the parties hereto (A) submits to the exclusive jurisdiction of any state or federal court sitting in Dallas County, Texas in any action or proceeding arising out of or relating to this Letter Agreement, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (C) agrees not to bring any action or proceeding arising out of or relating to this Letter Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Letter Agreement or the Purchase Transaction in any court specified in accordance with the provisions of this Section 15(d)(i). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 15(e). Nothing in this Letter Agreement will affect the right of any party to this Letter Agreement to serve process in any other manner permitted by Law.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS LETTER AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(d)(ii).

(e) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Oncor Holdings or Oncor:

Oncor Electric Delivery Holdings Company LLC

1616 Woodall Rodgers Freeway

Dallas, Texas 75202

Attention:	E. Allen Nye, Jr.
Kevin R. Fease
Michael L. Davitt

Email:	allen.nye@oncor.com
kevin.fease@oncor.com
michael.davitt@oncor.com

with copies (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention:   Corinne Ball

Email:   cball@jonesday.com

and

PatVillarealLaw PLLC

25 Highland Park Village, Suite 100869

Dallas, Texas 75205

Attention:   Patricia J. Villareal

Email:   pat@patvillareallaw.com

If to Purchasers:

Sempra Energy 488 8th Avenue

San Diego, California 92101

Attention:   General Counsel

Email:   MWyrsch@sempra.com

with copies (which shall not constitute notice) to:

White & Case LLP Southeast Financial Center

200 South Biscayne Boulevard, Suite

4900 Miami, Florida 33131

Attention:   Thomas E Lauria

Email:   tlauria@whitecase.com

And

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:   Gregory Pryor and Michael A. Deyong

Email:	gpryor@whitecase.com;
michael.deyong@whitecase.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

(f) Termination. Notwithstanding anything to the contrary herein, this Letter Agreement may be terminated at any time prior to the Purchase Closing Date, (i) by mutual written consent of the parties hereto, (ii) automatically, and without any action of any of the parties hereto, upon (A) any valid termination of the Merger Agreement by any party thereto or (B) the withdrawal of the Plan of Reorganization or any event that renders the Plan of Reorganization or an order approving the Plan of Reorganization null or void, (iii) by Oncor Holdings, if the board of directors of Oncor Holdings determines in good faith after consultation with its outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties or (iv) by Oncor, if the board of directors of Oncor determines in good faith after consultation with its outside legal counsel, and based on the advice of such counsel, that proceeding with this Letter Agreement would be inconsistent with its applicable fiduciary duties.

(g) Entire Agreement. This Letter Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the parties in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter, and reflect all contractual obligations or commitments with Parent and Merger Sub. The parties hereby further represent that, in entering into this Letter Agreement (i) they have been represented and advised by counsel in connection with this Letter Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (ii) they are relying upon their own knowledge and the advice of counsel; (iii) they knowingly waive any claim that this Letter Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Letter Agreement; and (iv) they knowingly waive any right to rescind or avoid this Letter Agreement based upon presently existing facts, known or unknown.

(h) Severability. The provisions of this Letter Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Letter Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Letter Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(i) Assignment. This Letter Agreement shall not be assignable by operation of law or otherwise without the written consent of the non-assigning parties hereto. Any purported assignment in violation of this Letter Agreement is void.

(j) No Third Party Beneficiaries. Except as provided in Section 10 (Indemnification; Directors’ and Officers’ Insurance), Section 12(c) (Financing), Section 15(k) (Specific Performance; Limitation of Damages) and Section 15(m) (No Recourse), Purchasers, Oncor Holdings and Oncor hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Letter Agreement, and this Letter Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the covenants set forth herein. Without limiting the generality of the foregoing, the Company and EFIH shall not have any right to rely on or enforce any of the representations, warranties, covenants or agreements set forth herein.

(k) Specific Performance; Limitation of Damages. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance and injunctive relief (but not any other form of equitable relief) to prevent or remedy breaches of this Letter Agreement, without the proof of irreparable damage or any actual damages or losses whatsoever. Without limiting the foregoing, the parties hereto agree that a party hereto may not assert that another party to this Letter Agreement is in breach of this Letter Agreement unless such non-breaching party provides the purported breaching party with written notice of such allegation within five (5) Business Days of the non-breaching party or its Affiliates first becoming aware of such purported breach. Prior to the non-breaching party seeking an injunction pursuant to this Section 15(k), the purported breaching party shall have five (5) Business Days after receiving such notice to cure any such breach. Within that five (5) Business Day period, the parties to this Letter Agreement also agree that senior management level designees of each party shall meet and confer in an attempt to resolve any claim of a breach. Each party irrevocably agrees to waive any requirement for the security or posting of any bond in connection with such specific performance or injunctive relief. Regardless of any other provision in this Letter Agreement, the Merger Agreement, and/or any related transaction, the parties specifically agree that neither Oncor, Oncor Holdings, or their Representatives, nor Purchasers shall be held liable in any event for monetary damages hereunder; provided that Purchasers agree that they may be held liable for monetary damages for a breach of their obligations under Section 10 and Section 12. Each party also agrees that in the event that any Purchaser asserts any claim against any Oncor Entity or its Representatives based upon or reflecting in any manner any provisions of the Merger Agreement and/or related documents, such claim, if any will be subject to and limited by this Section 15(k). Notwithstanding anything to the contrary in this Letter Agreement, in no event shall any party hereto or their Representatives be liable to any other party hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Letter Agreement.

(l) Interpretation; Construction. The headings herein are for convenience of reference only, do not constitute part of this Letter Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Letter Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Letter Agreement unless otherwise indicated. Whenever the words “include,” “includes” or

“including” are used in this Letter Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Letter Agreement shall refer to this Letter Agreement as a whole and not any particular provision of this Letter Agreement. The words “will” and “shall” have the same meaning. The parties have participated jointly in negotiating and drafting this Letter Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Letter Agreement.

(m) No Recourse. Notwithstanding any other provision of this Letter Agreement, this Letter Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Letter Agreement may only be brought against, the parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except as expressly set forth herein, none of the Affiliates of the Company, EFIH, Purchasers, Oncor or Oncor Holdings, nor any of their respective Representatives shall have any liability under this Letter Agreement.

(n) Effectiveness. The obligations, covenants and representations of Oncor and Oncor Holdings hereunder will not be effective unless and until the Approval Date has occurred, with the exception of the obligations undertaken in (i) Section 2 (Representations and Warranties), (ii) Section 3 (Interim Operations), (iii) Section 5 (Filings; Other Actions; Notification), (iv) Section 11 (Notice of Current Events) and (v) Section 15 (Miscellaneous) which will be effective as of the signing of this Letter Agreement.

[Signature Page Follows]

If the parties are in agreement with the terms of this Letter Agreement, please execute one copy of this Letter Agreement in the space provided below and return it to the undersigned, whereupon this Letter Agreement will represent the binding agreement of the parties hereto.

Very Truly yours,

ONCOR ELECTRIC DELIVERY HOLDINGS COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chief Executive Officer

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Robert S. Shapard
Name:	Robert S. Shapard
Title:	Chief Executive Officer

[Signature Page to Oncor Letter Agreement]

AGREED TO AND ACCEPTED
as of the date first set forth above:

SEMPRA ENERGY

By:	/s/ J. Walker Martin
Name:	J. Walker Martin
Title:	Executive Vice President and Chief Financial Officer

POWER PLAY MERGER SUB I, INC.

By:	/s/ Kathryn J. Collier
Name:	Kathryn J. Collier
Title:	Vice President and Treasurer

[Signature Page to Oncor Letter Agreement]

Exhibit A

Definitions

Capitalized terms used in this Letter Agreement without definition shall have the following respective meanings:

“2007 Separation Agreement” means the Separation Agreement, dated October 10, 2007, by and between TXU Corp. and Oncor Holdings.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Bankruptcy and Equity Exception” means the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Benefit Plan” means all material benefit and compensation plans, programs, policies or arrangements covering Oncor Employees, including “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, employment agreements (but only such employment agreements that would reasonably be expected to provide for annual compensation of $100,000 or more), programs, policies or arrangements sponsored, contributed to, or entered into by Oncor Holdings or Oncor or their Subsidiaries.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.

“Chapter 11 Cases” means the voluntary cases of the Debtors under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the Bankruptcy Court.

“Confidentiality Agreement” means the confidentiality agreement, dated as of August 3, 2017, between Parent and Oncor, as the same may be amended or modified from time to time.

“Contract” means an agreement, lease, license, franchise, contract, note, mortgage, indenture, credit agreement, arrangement or other obligation.

“control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Costs” means any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities.

“Debtors” means, collectively, the Company, EFIH and certain entities in which the Company, directly or indirectly, holds an equity interest, that commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq.

“Environment” means any and all ambient air, indoor air, surface water and groundwater (including navigable water and wetlands), the land surface or subsurface strata or sediment and flora and fauna.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FCC Approval” means the consent of the Federal Communications Commission for the assignment and/or transfer of control as applicable, of radio licenses, including point-to-point private microwave licenses held by the Company and/or its Subsidiaries.

“FERC” means the Federal Energy Regulatory Commission.

“FERC Approval” means an order issued by FERC approving the transactions contemplated hereby under section 203 of the Federal Power Act and the FERC’s regulations thereunder.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the Texas Reliability Entity, Inc.), Electric Reliability Council of Texas, Inc. or any other legislative, executive or judicial governmental entity, excluding in each case, the Bankruptcy Court.

“Governmental Request or Order” means any formal or informal request, action, Law, directive or order (whether temporary, preliminary or permanent), whether written or not, made, enacted, issued, promulgated, enforced or entered by any court, other Governmental Entity of competent jurisdiction, or governmental authority, including without limitation the PUCT, ERCOT, FERC, the Texas Reliability Entity, the Office of the Attorney General of Texas, or any representative thereof.

“Indemnified Parties” means directors, managers and officers of the Oncor Entities.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of November 5, 2008, among Oncor and certain of its direct and indirect equityholders.

“Knowledge” means, when used with respect to Oncor Holdings and Oncor, the actual knowledge after reasonable inquiry of Robert S. Shapard, David M. Davis, Allen Nye, James A. Greer, Walter Mark Carpenter and Deborah L. Dennis.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity.

“License” means all permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Merger” shall mean the merger of Merger Sub with and into the Company with the Company surviving as an indirect Subsidiary of Parent.

“Oncor Material Contract” means any Contract, other than a Benefit Plan, that (A) would be required to be filed by Oncor as a “material contract” as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“PUCT” means the Public Utility Commission of Texas.

“PUCT Approval” means the PUCT’s approval, as applicable, of the transactions contemplated by the Merger Agreement pursuant to authority asserted by the PUCT pursuant to the Public Utility Regulatory Act and the PUCT’s regulations thereunder.

“Reorganized TCEH” means a new Subsidiary of TCEH formed by TCEH pursuant to the Plan of Reorganization.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Surviving Company” shall mean the surviving company in the Merger.

“Termination Date” means the date on which the Merger Agreement is validly terminated in accordance with its terms.

Exhibit B

Key Regulatory Terms

BOARD

1.	Separate Board Commitment. At closing and thereafter, Oncor Electric Delivery Company LLC (“Oncor”) will have a separate board of directors. If, at closing or thereafter, Sempra Energy (“Parent”) has competitive affiliates in Texas, the Oncor board of directors will not include any employees of Parent competitive affiliates in Texas, any members from the boards of directors of Parent’s competitive affiliates in Texas, or any individuals with direct responsibility for the management or strategies of such competitive affiliates.

2.	Independent Board Commitment. Oncor will have a board of directors comprised of at least thirteen (13) directors. Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) will have a board of directors comprised of at least ten (10) directors. A majority of the Oncor Holdings’ board members and Oncor’s board members will qualify as “independent” in all material respects in accordance with the rules and regulations of the New York Stock Exchange (“NYSE”) (which are set forth in Section 303A of the NYSE Listed Company Manual), from Parent and its subsidiaries. To the extent Parent has any competitive affiliates in Texas, Oncor Holdings’ and Oncor’s boards of directors would not include any employees of Parent’s competitive affiliates in Texas or any members from the boards of directors of Parent’s competitive affiliates in Texas.

a.	The Oncor Board shall have seven (7) Independent/Disinterested Directors, two (2) directors who will be officers of Oncor designated by Oncor Holdings only at the direction of Energy Future Intermediate Holding Company LLC (“EFIH”), two (2) directors who will be designated by Oncor Holdings only at the direction of EFIH, and two (2) directors who will be designated by the Minority Members (as that term is defined in the Oncor LLC Agreement) in accordance with the existing terms of the Oncor LLC Agreement. Any Oncor directors designated by EFIH are referred to as “EFIH Directors.”

b.	The Oncor Holdings Board shall have six (6) Independent/Disinterested Directors, two (2) directors who will be officers of Oncor Holdings designated by EFIH, and two (2) directors who will be designated by EFIH.

c.	The duties of the Board members of Oncor Holdings and Oncor will be to act in the best interests of Oncor consistent with the approved ring-fence and Delaware Law.

3.	Independence of Board Commitment. Oncor Holdings’ and Oncor’s Boards cannot be overruled by the board of Parent or any of its subsidiaries on dividend policy, debt issuance, capital expenditures, management and service fees, and appointment or removal of board members, provided that such actions may also require the additional approval of Oncor Holdings’ Board.

a.	The appointment or removal of the Chief Executive Officer or the Chief Financial Officer of Oncor shall require a majority vote of Oncor board of directors, which vote must include the unanimous vote of the EFIH Directors.

b.	Neither Oncor Holdings nor Oncor nor any of their subsidiaries may without the prior written consent of Parent: (1) enter into or authorize any material transactions with a third party outside ordinary course of business nor enter into any contract, or other similar agreement to effectuate such material transactions; or (2) institute an Oncor bankruptcy filing.

c.	Only the Oncor Holdings Nominating Committee can replace or remove any of the Independent/Disinterested Directors on the Oncor or Oncor Holdings Boards. If the Oncor Holdings Nominating Committee is required to fill a vacancy of an Independent Director on either the Oncor Holdings or Oncor Boards, the Nominating Committee will nominate a new director who is Disinterested. “Disinterested Directors” must: (1) be independent from Parent and its subsidiaries and affiliated entities in all material respects in accordance with the rules and regulations of the NYSE; and (2) have no material relationship with Parent or its subsidiaries or affiliated entities currently or within the previous ten years. Former officers of Oncor who otherwise meet these qualifications qualify as “Disinterested Directors.”

d.	The Independent/Disinterested Directors may make recommendations to the Oncor Holdings Nominating Committee for any new Disinterested Directors. The Oncor Holdings Nominating Committee will always have a majority of Independent/Disinterested Directors. The appointment of new disinterested directors to either the Oncor Holdings or Oncor Boards shall be subject to the approval by a majority vote of Independent/Disinterested Directors.

e.	A majority vote of the Independent and/or Disinterested Directors must approve an annual budget if the aggregate amount of such capital and operating and maintenance expenditures in such annual budget is more than a 10% decrease from the capital and operating and maintenance budget for the immediately prior fiscal year.

f.	The Independent and/or Disinterested Directors have the right to approve any amendments or changes to the key provisions of LLC Agreements relating to: (1) the Independent Board; (2) the rights and powers of Independent/Disinterested Directors; (3) removal of Directors; and (4) Delaware as controlling law. Changes to the key provisions of the LLC Agreements shall be subject to Commission approval.

DIVIDENDS

4.	Oncor Board’s Right to Determine Dividends Commitment. The Oncor Board, comprised of a majority of Independent/Disinterested Directors, will have the sole right to determine dividends.

a.	Any amendments or changes to the Dividend Policy have to be approved by a majority vote of the Independent/Disinterested Directors.

b.	The Independent/Disinterested Directors, acting by majority vote, shall have the authority to prevent Oncor or Oncor Holdings from making any dividend if they determine that it is in the best interest of Oncor to retain such amounts to meet expected future requirements of Oncor (including continuing compliance with the debt-to-equity ratio described in Section 10).

5.	Oncor Credit Ratings and Dividends Commitment. To eliminate concerns regarding a negative impact on Oncor resulting from Parent’s acquisition of Oncor, and in lieu of providing specifics regarding acquisition funding, Parent commits to the following:

a.	Parent will ensure that, as of the closing of the transaction, Oncor’s credit ratings at all three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) will be at or above Oncor’s credit ratings as of June 30, 2017; and

b.	If the credit rating by any one of the three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) fall below BBB (Baa2) for Oncor senior secured debt, then Oncor will suspend payment of dividends until otherwise allowed by the Commission.

DEBT

6.	Existing Legacy Debt and Liabilities. Immediately following the closing of the transaction, Parent will reduce the debt that resides above Oncor at EFIH and EFH, such that up to $3.12 billion of debt, in the aggregate, may be incurred and/or remain at reorganized EFH and/or reorganized EFIH. Parent further commits that such debt will be extinguished prior to maturity (i.e., in less than 7 years) and no new debt shall be incurred by reorganized EFH, reorganized EFIH, Power Play HoldCo LLC or Power Play BidCo LLC going forward.

7.	No Transaction-Related Debt at Oncor Commitment. Oncor will not incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the transaction at the closing or thereafter. Oncor’s financial integrity will be protected from the separate operations of Parent’s affiliated retail electric provider (“REP”) or generation company, if any.

8.	Cross-Default Provisions, Financial Covenants or Rating Agency Triggers. Oncor will not include in any of its debt or credit agreements cross-default provisions between Oncor’s securities and the securities of Parent or any of its affiliates or subsidiaries. Oncor will not include in its debt or credit agreements any financial covenants or rating agency triggers related to Parent or any other Parent affiliate.

9.	Debt-to-Equity Ratio Commitment. Oncor’s debt will be limited so that its regulatory debt-to-equity ratio (as determined by the Commission) is at or below the assumed debt-to-equity ratio established from time to time by the Commission for ratemaking purposes. Oncor’s payment of dividends will be limited by compliance with the Commission-approved regulatory debt-to-equity ratio.

10.	No Inter-Company Debt Commitment. Oncor will not enter into any inter-company debt transactions with Parent affiliates (other than Oncor subsidiaries) following consummation of the transaction.

11.	No Inter-Company Lending Commitment. Oncor will not lend money to or borrow money from Parent or Parent’s affiliates (other than Oncor subsidiaries).

12.	Credit Facility Commitment. Oncor will not share credit facilities with Parent or Parent’s affiliates (other than Oncor subsidiaries).

13.	No Pledging of Assets/Stock Commitment. Oncor’s assets or stock shall not be pledged for any entity other than Oncor.

14.	No Recovery of Affiliate REP Bad Debt Commitment. If there is any Parent REP is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of any Parent REP.

15.	Credit Rating Registration Commitment. Parent and Oncor will be registered with major nationally and internationally recognized bond rating agencies, such as Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings. Oncor’s ratings shall reflect the ring-fence provision contemplated herein in order to provide Oncor with a stand-alone (non-linked) credit rating.

BANKRUPTCY LIABILITIES

16.	Bankruptcy Expenses and Liabilities. Oncor will not seek recovery in rates of any expenses or liabilities related to EFH’s bankruptcy. This commitment includes the agreement that Oncor will not seek recovery in rates of amounts resulting from any: (1) tax liabilities resulting from the spin-off of Texas Competitive Electric Holdings Company LLC; (2) asbestos claims relating to non-Oncor operations of or under EFH; or (3) make-whole claims by creditors of EFH or EFIH set forth in the EFH and EFIH Plan of Reorganization. Oncor’s customers will not be required to pay for these items.

NON-CONSOLIDATION

17.	Non-Consolidation Legal Opinion. Parent agrees to obtain a non-consolidation legal opinion that provides that, in the event of a bankruptcy of Parent or any affiliate of Parent, a bankruptcy court would not consolidate the assets and liabilities of Oncor with Parent or any affiliate of Parent.

CAPEX

18.	Capital Expenditure Commitment. Oncor shall make minimum capital expenditures equal to a budget of at least $7.5 billion over the five-year period beginning January 1, 2018, and ending December 31, 2022, subject to the following adjustments to the extent reported to the Commission in Oncor’s quarterly earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, weaker than expected economic conditions, or if Oncor determines that a particular expenditure would not be prudent.

CYBERSECURITY

19.	Cybersecurity Expenditure Commitment. Oncor shall make minimum cybersecurity expenditures equal to a budget of $35 million over the five-year period beginning January 1, 2018, and ending December 31, 2022. Oncor shall work cooperatively with other Parent entities with respect to cybersecurity issues.

AFFILIATE ISSUES

20.	Affiliate Asset Transfer Commitment. Neither Oncor Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the “ring-fenced entities”), other than a transfer that is on an arm’s-length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

21.	Arm’s-Length Relationship Commitment. Each of the ring-fenced entities will maintain an arm’s-length relationship with Parent or Parent’s affiliates (other than the ring-fenced entities) consistent with the Commission’s affiliate standards applicable to Oncor.

22.	Separate Books and Records Commitment. Each of the ring-fenced entities will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

23.	FERC Preemption. Neither Oncor nor Parent or Parent’s affiliates will assert before the Commission or a Texas court of competent jurisdiction that the Commission is preempted pursuant to the Federal Power Act (e.g., under a FERC tariff) from making a determination regarding the prudence of affiliate costs sought to be allocated to Oncor.

ADDITIONAL COMMITMENTS

24.	Holding Company Commitment. Oncor Holdings will be retained between Parent and Oncor.

25.	Continued Ownership Commitment. Parent will hold a majority of its indirect ownership interest in Oncor for a period of more than five years after the closing date of the transaction.

26.	Compliance Report Commitment. For a period of five years after the closing date of the transaction, Oncor will make annual reports to the Commission regarding its compliance with these commitments.

27.	Name/Logo Commitment. Parent commits to maintaining a name and logo for Oncor that is separate and distinct from the names of Parent’s REP and wholesale generation companies or any other current or future Texas competitive affiliate, if any. For the sake of clarity, any Parent REP, wholesale generation company, or any other current or future Texas competitive affiliate will not use the Oncor name, trademark, brand, logo, or any other brand identifying features; nor will Oncor engage in joint marketing, advertising, or promotional efforts with any Parent REP, wholesale generation company, or any other current or future Texas competitive affiliate, in a manner that is inconsistent with the Public Utility Regulatory Act and the Commission’s affiliate rules.

28.	Headquarters/Management Commitment. Oncor will maintain its separate headquarters and management in Dallas, Texas. Local management will remain the primary point of contact on all regulatory and operational matters.

29.	Oncor Senior Management Succession Plan. Effective upon closing of the transaction, Robert S. Shapard will assume the role of Executive Chairman of the Oncor Board, and E. Allen Nye, Jr. will assume the role of Chief Executive Officer of Oncor.

30.	Texas Utility Commitment. Oncor will continue to operate solely within the state of Texas as a public utility subject to the continuing jurisdiction of the Commission.

31.	Reliability. For purposes of Substantive Rule 25.52, system average interruption duration index (“SAIDI”) and system average interruption frequency index (“SAIFI”) standards should be calculated for Oncor’s current service area based on Oncor’s forced interruption performance for years 2014, 2015, and 2016. These standards should go into effect starting with the calendar year 2018.

32.	Reports of SAIDI and SAIFI to Commission. Oncor will report its actual system-level SAIDI and SAIFI statistics to the Commission in its Quarterly Performance Reports and yearly Service Quality Reports filed pursuant to 16 Tex. Admin Code (“TAC”) §25.81.

33.	Transaction Costs. None of the transaction costs will be borne by Oncor’s customers, nor will Oncor seek to include transaction costs in rates. For purposes of this commitment, “Transaction Costs” are those incremental costs paid to advance or consummate the Proposed Transaction. Examples of Transaction Costs include, but are not limited to: Parent employee time and expenses; Oncor change of control payments; certain executive severance costs related to the transaction; and third party costs, including bank advisors, external legal advisors, rating agencies, and expert witnesses and consultants in each case paid to advance or consummate the Proposed Transaction. Transaction Costs do not include Oncor employee time.

34.	Transition Costs. No Parent employee time and expenses, third party costs, fees, expenses or costs of the transition (“Transition Costs”) will be borne by Oncor’s customers, nor will Oncor seek to include Transition Costs in rates. Transition Costs are those costs necessary to integrate the two companies for Day 1 Readiness, including the one-time transition costs being incurred whether directly or indirectly through affiliate charges to transition Oncor to ownership by Parent and to integrate Oncor’s operations and systems with those of Parent. Provided, however, that Transition Costs do not include Oncor employee time, costs to achieve savings or synergies or costs that reflect reasonable and necessary costs in providing service to the public. “Costs to achieve” reflect amounts incurred to realize operating enhancements, efficiency gains, or costs reduction initiatives.

35.	Workforce. For two years after closing, each current Oncor employee who is employed on the closing date will be provided; (a) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately prior to the closing date; (b) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employee immediately prior to the closing date; and (c) employee benefits that are substantially comparable in the aggregate to those provided to such employee immediately prior to the closing date. For two years after closing, Oncor will not implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of Oncor employees.

36.	Collective Bargaining Agreements. With respect to any Oncor employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of such employment will continue to be governed by the terms of the applicable collective bargaining agreement, as may be modified from time to time.

37.	Code of Conduct. Oncor will continue to conduct its activities in compliance with its existing code of conduct.

38.	Commission Jurisdiction. Oncor and Oncor Holdings will not own, operate, or construct capital assets outside of ERCOT without prior approval from the Commission or take any other action that would impair the Commission’s regulatory jurisdiction. Neither Oncor, Oncor Holdings, Parent nor their respective affiliates will take any action that would subject ERCOT assets to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”); provided, however, that FERC continues to have jurisdiction under sections 210, 211, and 212 of the Federal Power Act (“FPA”) and may direct transmission and interconnection services over certain existing facilities outside of ERCOT; provided further that the existing reliability and critical infrastructure standards administered by the North American Electric Reliability Corporation (“NERC”), through delegation of authority from FERC, may affect the operations of assets that are deemed part of the bulk electric system.

39.	Texas Reliability Entity. Oncor will not seek to have another NERC Regional Entity other than the Texas Reliability Entity serve as the lead regional entity responsible for monitoring Oncor’s activities and ensuring compliance with NERC Reliability Standards.

40.	Goodwill. Any costs of goodwill of Parent or its affiliates (including the pre-existing goodwill recognized by Oncor) will not be included in rate base, cost of capital, or operating expenses in future Oncor ratemaking proceedings. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend payment purposes.

41.	Pushdown Accounting. Parent will not elect to apply pushdown accounting for the merger, i.e., the merger will have no impact on Oncor’s assets being acquired; and any incremental goodwill will not be allocated to, or recognized within, Oncor’s balance sheet.

42.

Tangible and Quantifiable Benefits. At a minimum, Oncor will provide the following tangible and quantifiable benefits associated with the merger. Oncor will provide monthly bill credits to electric delivery rates for ultimate credits to customers in an amount equal to 90% of any interest rate savings achieved until: final rates are set in the next Oncor base rate case after the Oncor base rate case currently filed. Savings will not be included in credits if already realized in rates. Interest Rate Savings refers to the improvement in Oncor’s borrowing costs post-close relative to those costs as of June 30, 2017 due to improvement in credit ratings and/or improvement in market spreads. Until final rates are set in the next Oncor base rate case after the Oncor base rate case that is currently filed, Oncor will file a report with the Commission every six months detailing any interest rate savings determined by the amount of debt issued by Oncor by at least 0.15% (amounts above 0.15% being based on actual interest rate savings by Oncor) and demonstrating a calculation of the credit. Parent and Oncor agree to work in good faith with interested parties, including TXU Energy Retail Company LLC, Texas Energy Association for Marketers, Alliance for Retail Markets, and NRG Companies, to determine an acceptable method for implementation of any bill credit to effectuate this commitment, as approved by the Commission. At a minimum, Oncor shall provide retail electric providers 45-day notice of the amount of any customer credits (e.g., for each customer class, the amount per kwh or per-customer credit that would apply) prior to the effective date of the credits and shall implement updated bill credits simultaneously with other changes in Oncor’s rates. In addition, one year after closing, Oncor will present a merger synergy savings analysis to the Commission and provide monthly bill credits to electric rates for inclusion in customer bills in an amount equal to 90% of any synergy savings until final rates are set in the next Oncor base rate proceeding, in which any total synergy savings shall be reflected in Oncor’s rates.

43.	LLC Agreements. The Oncor Holdings and Oncor LLC Agreements shall be amended to the extent necessary to effect all of the commitments herein.

44.	Competitive Shopping Platforms. Parent agrees that neither Oncor nor Oncor’s subsidiaries will host or allow the Oncor name, trademark, brand, logo, or other identifying brand features to be used to promote a competitive retail electric shopping website.

45.	Equity Commitment. Parent agrees to work in good faith with the other beneficial owners of Power Play BidCo LLC and Oncor’s other members so that, as promptly as practicable and in no event later than 180 days after closing of the transaction, an equity investment is made in Oncor sufficient to achieve an equity to debt ratio to enable Oncor to achieve a capital structure consisting of 42.50% equity and 57.50% long-term debt, as described in paragraph I.B. of the Stipulation dated July 21, 2017 and filed in Application of Oncor Electric Delivery Company LLC for Authority to Change Rates, Docket No. 46957, Joint Motion to Admit Affidavit of Notice, Stipulation, and Supporting Testimony in Evidence; and Remand to the Commission for Review and Approval of Stipulation, Proposed Final Order, and Tariffs (Aug. 2, 2017).

Exhibit C

Requests for Information

Robert S. Shapard

E. Allen Nye, Jr.

David M. Davis

Exhibit D

Change of Control Individuals

Walter Mark Carpenter

Don J. Clevenger

David M. Davis

Deborah L. Dennis

James A. Greer

Michael E. Guyton

E. Allen Nye, Jr.

Robert S. Shapard